UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________________

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

HEALTHWAYS, INC.

(Exact name of registrant as specified in its charter)

Delaware	62-1117144
(State of incorporation or organization)	(IRS Employer Identification No.)

3841 Green Hills Village Drive Nashville, Tennessee	37215
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box  ☒.

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box  ☐.

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1. Description of Registrant’s Securities to be Registered

For a description of Preferred Stock Purchase Rights to be registered hereunder, reference is made to the Registration Statement of Healthways, Inc. (the “Company”) on Form 8-A filed on June 21, 2000, which is incorporated herein by reference.

Effective June 15, 2004, the Company and SunTrust Bank executed an Amendment No. 1 to the Rights Agreement dated as of June 19, 2000, between the Company and SunTrust Bank (the “Rights Agreement”), to, among other things, (i) increase the purchase price for each preferred stock unit under the Rights Agreement, (ii) extend the final expiration date of the Rights issued thereunder to the close of business on June 15, 2014, and (iii) provide that the Board of Directors of the Company will review the Rights Agreement at least once every three years to determine if the maintenance and continuance of the Rights Agreement is still in the best interests of the Company and its stockholders. The foregoing description of Amendment No. 1 to the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment No. 1 to the Rights Agreement, which is filed as an Exhibit hereto and is incorporated herein by reference.

Effective July 19, 2006, the Company executed an Amendment No. 2 to the Rights Agreement. Amendment No. 2 appoints National City Bank as the Company’s new Rights Agent and provides, among other things, that the Rights Agent shall be liable only for its gross negligence, bad faith or willful misconduct and that the reasonable costs and expenses of enforcing the Rights Agent’s indemnification rights shall be paid by the Company. The foregoing description of Amendment No. 2 to the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment No. 2 to the Rights Agreement, which is filed as an Exhibit hereto and is incorporated herein by reference.

Item 2. Exhibits.

1.

Rights Agreement, dated June 19, 2000, between Healthways, Inc. and SunTrust Bank, including the Form of Rights Certificate (Exhibit A), the Form of Summary of Rights (Exhibit B) and the Form of Certificate of Amendment to the Restated Certificate of Incorporation of American Healthways, Inc. (Exhibit C) [incorporated herein by reference to Exhibit 4 to the Registrant’s Current Report on Form 8-K dated June 21, 2000]

2.

Amendment No. 1 to Rights Agreement, dated June 15, 2004, between Healthways, Inc. and SunTrust Bank [incorporated herein by reference to Exhibit 4 to the Registrant’s Current Report on Form 8-K dated June 17, 2004]

3.

Amendment No. 2 to Rights Agreement, dated July 19, 2006, between Healthways, Inc. and SunTrust Bank [incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated July 19, 2006]

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

HEALTHWAYS, INC.

By:	/s/ Mary A. Chaput
Mary A. Chaput
Chief Financial Officer

Date: February 28, 2007

EXHIBIT INDEX

1.

Rights Agreement, dated June 19, 2000, between Healthways, Inc. and SunTrust Bank, including the Form of Rights Certificate (Exhibit A), the Form of Summary of Rights (Exhibit B) and the Form of Certificate of Amendment to the Restated Certificate of Incorporation of American Healthways, Inc. (Exhibit C) [incorporated herein by reference to Exhibit 4 to the Registrant’s Current Report on Form 8-K dated June 21, 2000]

2.

Amendment No. 1 to Rights Agreement, dated June 15, 2004, between Healthways, Inc. and SunTrust Bank [incorporated herein by reference to Exhibit 4 to the Registrant’s Current Report on Form 8-K dated June 17, 2004]

3.

Amendment No. 2 to Rights Agreement, dated July 19, 2006, between Healthways, Inc. and SunTrust Bank [incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated July 19, 2006]